SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

         Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-14462

              Integrated Resources American Leasing Investors VII-C,
                        A California Limited Partnership
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             (Exact name of registrant as specified in its charter)

                   411 West Putnam Avenue, Greenwich, CT 06830
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(Address,  including zip code,  and telephone  number,  including  area code, of registrants principal executive offices)

                      Units of Limited Partnership Interest
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            (Title of each class of securities covered by this Form)

                           None, partnership dissolved
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(Titles of all other  classes  of  securities  for which a duty to file  reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   [  X  ]               Rule 12h-3(b)(1)(i)  [      ]
Rule 12g-4(a)(1)(ii)  [     ]               Rule 12h-3(b)(2)(i)  [      ]
Rule 12g-4(a)(2)(i)   [     ]               Rule 12h-3(b)(2)(ii) [      ]
Rule 12g-4(a)(2)(ii)  [     ]               Rule 15d-6           [      ]
Rule 12h-3(b)(1)(i)   [  X  ]

Approximate number of holders of record as of the certification or notice date:

                           None, partnership dissolved
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Pursuant to the  requirements of the Securities  Exchange Act of 1934 Integrated
Resources American Leasing Investors VII-C, a California Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                            By:   ALI Equipment Management Corp.
                                                  as Managing General Partner

Date: October 3, 1996                       By:   /s/ Frank Rosenblum
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                                                      Frank Rosenblum
                                                      Assistant Vice President